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                                      EXHIBIT B


                                  IRREVOCABLE PROXY


     The undersigned stockholder of Xerographic Laser Images Corporation, a Delaware corporation (the "COMPANY"), hereby irrevocably (to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware) appoints the directors on the Board of Directors of Oak Technology, Inc., a Delaware Corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "SHARES") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy, along with the number of share certificates which represent such Shares and the undersigned stockholder represents that the Shares are held free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever arising as a result of any action or inaction by such stockholder ("LIENS"), and such stockholder has sole and unrestricted voting power with respect to the Shares. Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the extent provided in Section 212 of the General Corporation Law of the State of Delaware), is granted in consideration of Parent's entering into that certain Plan of Reorganization and Agreement of
Merger dated as of January    , 1998 (the "MERGER AGREEMENT"), by and among the
Parent, Pixel Magic, Inc., a Massachusetts corporation and wholly-owned subsidiary of Parent ("PIXEL"), OTI Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Pixel ("SUB"), and the Company. The Merger Agreement provides, among other things, for the merger of Sub into the Company (the "MERGER"). Pursuant to the Merger, the holders of the Company's capital stock will receive cash payments in exchange for their shares of the Company's capital stock and the right to receive certain additional cash payments contingent upon the Company's achieving certain milestones. As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the termination of the Merger Agreement in accordance with the provisions of Section 8 of the Merger Agreement, including, without limitation, the provisions of Section 8.1.7 of the Merger Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228(a) of the General Corporation Law of the State of Delaware) at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting: (a) in favor of approval of the Merger and the Merger

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Irrevocable Proxy
Page 2

Agreement and the appointment of representatives of the holders of the Company's capital stock; and (b) against approval of any proposal made in opposition to or in competition with the consummation of the Merger and the Merger Agreement, against any merger, consolidation, sale of assets, reorganization or recapitalization of the Company with any party other than the Parent and its affiliates and against any liquidation or winding up of the Company. The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided in clauses (a) and (b) above. The undersigned Stockholder may vote the Shares on all other matters.

     The undersigned stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien) or permit to be sold, assigned, transferred or otherwise disposed of any of the Shares, except (a) for transfers by will or by operation of law (in which case this Irrevocable Proxy shall bind the transferee), (b) for transfers where the transferee agrees in writing to be bound by the provisions of this Irrevocable Proxy and the copy of such agreement by the transferee is delivered to Parent, or (c) as Parent may otherwise agree in writing.

     This Proxy is irrevocable (to the fullest extent permitted by Section 212 of the General Corporation Law of the State of Delaware). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.




Dated:  January     , 1998
               -----                   -------------------------------




                    Shares beneficially owned:

                          shares of Company Common Stock
                    -----
                          shares of Company Series A Preferred Stock
                    -----
                          shares of Company Common Stock issuable upon exercise
                    ----- of outstanding options, warrants, convertible notes and other rights to acquire Shares.